Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports on the consolidated financial statements and related financial statement schedules dated March 2, 2009 refer to a change in the method of accounting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007, and share-based payments and pension and other postretirement plan obligations in 2006.

/s/ KPMG LLP

Richmond, Virginia

August 26, 2009